Exhibit 10.25

SUMMARY OF DIRECTOR COMPENSATION
OF
STATE BANK FINANCIAL CORPORATION

Directors who are employees of State Bank Financial Corporation (the “Company”) do not receive additional compensation for serving as directors of the Company. The following table sets forth current rates of cash compensation for the Company’s non-employee directors.

Annual retainer	$40,000 (payable in quarterly installments)
Fee for attending each Board meeting in person	$1,000
Fee for attending each Board meeting by telephone	$500
Fee for attending each Committee meeting in person or by telephone	$500
Additional annual retainer for Chairs of the Audit Committee, Independent Directors Committee and Risk Committee	$10,000 (payable in quarterly installments)

Each non-employee director also receives a grant of 1,000 shares of restricted stock on the first business day following the date of each annual meeting of shareholders. The shares vest in full on the date of the next annual meeting of shareholders following the date of grant.